Exhibit 4.4

KEURIG GREEN MOUNTAIN, INC.

EXECUTIVE OWNERSHIP PLAN

(Effective August 11, 2016)

SECTION 1
PURPOSE AND DURATION

1.1                               Purpose.  The purpose of this Keurig Green Mountain, Inc. Executive Ownership Plan is to promote the interests of Keurig Green Mountain, Inc., its ultimate parent company, Maple Parent Holdings Corp., and the shareholders of both such companies by (i) attracting and retaining exceptional executive personnel and other key employees of the Company and its Affiliates; (ii) motivating such employees to achieve long-range performance goals and (iii) enabling such employees to participate in the long-term growth and financial success of the Company.

1.2                               Effective Date and Term of the Plan.

(a)                                 The effective date of the Plan is August 11, 2016.

(b)                                 The Plan will terminate upon the earlier of (i) the date on which all Shares available for issuance under the Plan have been issued pursuant to the purchase of Purchased Stock or Matching Awards made under the Plan, (ii) the seventh anniversary of the date specified in Section 1.2(a) and (iii) any other date specified by action of the Parent Board.  Upon such Plan termination, all Purchased Stock and Matching Awards outstanding under the Plan will continue to have full force and effect in accordance with the terms of the Stock Purchase Agreements and Matching Award Agreements, and any terms and conditions of the Plan that are intended to have continuing effect in respect to any Shares issued under the Plan (e.g., the provisions related to the put rights of Participants and the call rights of the Company) shall continue in effect without regard to the termination of the Plan.

SECTION 2
DEFINITIONS

Whenever used in the Plan, the following terms have the meanings set forth below:

2.1                               “Affiliate” means the Parent and any entity (i) that, directly or indirectly, is controlled by the Company, Issuer or the Parent, or in which the Company, Issuer or the Parent has a significant equity interest and (ii) as to which the Company is an “eligible issuer of service recipient stock” within the meaning of Treas. Reg. 1.409A-1(b) (5)(iii)(E), in any such case as determined by the Committee.

2.2                               “Aggregate Investment Limit” has the meaning set forth in Section 6.2.

2.3                               “Aggregate Matching Limit” means, with respect to any Participant eligible for a Matching Award, the dollar amount specified by the Committee.

2.4                               “Applicable Fraction” means a fraction, the numerator of which is the number of complete months elapsed from the Grant Date of a Matching Award to the date of the Participant’s termination of Service and the denominator of which is the number of months between the Grant Date and the date the Matching Award was scheduled to vest in full.  For the avoidance of doubt, whenever a Matching Award is made on any date other than the first day of a calendar month, complete months with regard to such Matching Award shall be measured from the date of the month on which the Matching Award is granted to the date in a succeeding calendar month immediately prior to the monthly anniversary of the date of grant (e.g., if a Matching Award is granted on February 15 of any given year, service until the next following March 14 will be one complete month of service and continuous service until February 14 of the next calendar year shall equate to 12 completed months of service).

2.5                               “Board” means the Board of Directors of the Company.

2.6                               “Business Day” means any day other than a Saturday, Sunday, or federal legal holiday, or a day on which either of the NYSE or NASDAQ is closed for trading (regardless of whether the Shares are qualified to trade on such exchange or system).

2.7                               “Cause” has the meaning set forth in any employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant.  If there is no such employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Cause,” then “Cause” shall mean the occurrence of any of the following, as determined by the Committee:

(a)                                 a Participant’s willful and continued failure substantially to perform his or her duties (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination by such Participant for Good Reason), which failure continues for more than 30 days after receipt by the Participant of written notice setting forth the facts and circumstances identified by the Company as constituting adequate grounds for termination under this clause (a);

(b)                                 any willful act or omission by a Participant constituting dishonesty, fraud or other malfeasance, and any act or omission by a Participant constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Company or any of its Affiliates;

(c)                                  a Participant’s indictment for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or

(d)                                 a Participant’s breach of any nonsolicitation, noncompetition, confidentiality, or other restrictive covenant by which he or she is bound.

For purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by a Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests.

2.8                               “Change in Control” means the occurrence of any of the following:

(a)                                 Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Parent, Issuer or JAB or any of its affiliates, is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities.  For purposes of this clause (a), “beneficial owner” has the meaning given that term in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to be the “beneficial owner” of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such Rule; or

(b)                                 The consummation of a plan or agreement approved by the Company’s or the Parent’s shareholders, providing (i) for a merger or consolidation of the Company (other than with a wholly owned subsidiary of such entity and other than a merger or consolidation that would result in the voting securities of such entity outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of such entity or such surviving entity outstanding immediately after such merger or consolidation or (ii) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

For the avoidance of doubt, the sale of Shares by the Issuer or any other person or any sale of capital stock by the Parent or any other person pursuant to an Underwritten Offering shall not constitute a Change in Control for purposes of the Plan unless in connection with such offering a Person or group acquires beneficial ownership sufficient to meet the requirements specified in Section 2.8(a).

2.9                               “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.10                        “Common Stock” means the common stock of the Issuer.

2.11                        “Committee” means the Compensation Committee of the Parent Board (or its equivalent) or any other committee of the Parent Board designated by the Parent Board, or, if no such committee has been designated, the Parent Board.

2.12                        “Company” means Keurig Green Mountain, Inc. a Delaware corporation, and any successor thereto as provided in Section 14.2.

2.13                        “Designated Beneficiary” means the Person or Persons the Participant designates from time to time on a signed form prescribed by the Company, properly filed with the Company during the Participant’s lifetime, as the beneficiary of any amounts or benefits the Participant owns or is to receive under the Plan, in accordance with Section 10.  A properly filed beneficiary designation will revoke all prior designations by the same Participant.

2.14                        “Director” means any person who is not an Employee serving as a member of the Board, the Parent Board or the board of directors or equivalent governing body of any of the Company’s subsidiaries or affiliates.

2.15                        “Disability” means either (i) disability as defined for purposes of the Company’s disability benefit plan or (ii) a Participant’s inability, as a result of physical or mental incapacity, to perform the duties of his or her position(s) for a period of six consecutive months or for an aggregate of six months in any consecutive 12-month period.  Any question as to the existence of the Disability of a Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company.  If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Plan.  Following a Change in Control, the Company shall pay all expenses incurred in the determination of whether a Participant is disabled.

2.16                        “Drag-Along Right” has the meaning set forth in Section 9.8(a).

2.17                        “Eligible Employee” means an Employee who is or has been designated to be a participant in the Plan.

2.18                        “Employee” means an employee of the Company or an Affiliate.

2.19                        “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.20                        “Exchanged Shares” shall have the meaning ascribed thereto in Section 9.9.

2.21                        “Fair Market Value” as it relates to a Share means the fair market value of a Share as of the most recent Valuation Date, as determined by the Committee or the Parent Board using a nationally recognized investment bank (or other comparable valuation expert) selected by the Committee or the Parent Board; provided, however, that if, prior to the time at which such valuation shall be applied, significant events or other circumstances have occurred that cause such valuation no longer to represent the fair value of a Share, the Committee or the Parent Board shall not apply such valuation and shall take such actions as shall be necessary or appropriate to secure a new valuation that reflects such then current fair value. The Committee’s or the Parent Board’s determination of Fair Market Value shall be final and binding on all parties.  Notwithstanding the foregoing, (i) Fair Market Value with respect to Shares purchased not later than September 15, 2016 shall be determined by the Committee or the Parent Board based on the $92 per share paid in March 2016 pursuant to the Agreement and Plan of Merger by and among Acorn Holdings B.V., Maple Holdings Acquisition Corp., the Company and JAB Holdings B.V. December 6, 2015, as adjusted if deemed necessary or appropriate by the Committee, (ii) if at any time the Common Stock is Publicly Traded, the Fair Market Value of a Share on any date shall be the closing price of a Share on such date on the principal national securities exchange on which the Shares are then listed, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Shares are not listed on a national securities exchange, the last reported bid price in the applicable over-the-counter market and (iii) in connection with a Change in Control, the Fair Market Value of a Share shall be determined based on the consideration payable for the Shares in the transaction(s) giving rise to such Change in Control.

2.22                        “Good Reason” shall have the meaning set forth in any employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant.  If there is no employment, severance or other bilateral written agreement between the Company or an Affiliate and the Participant, or if such agreement does not define “Good Reason,” then “Good Reason” shall mean the occurrence of any of the following:

(a)                                 A material reduction in a Participant’s base salary, other than as part of an overall expense reduction program that is generally applicable to all similarly situated employees;

(b)                                 A material adverse reduction in a Participant’s duties and responsibilities such that the Participant is required to serve in a position that is at least two salary grades lower than the position in which the Participant had been serving prior to such reduction;

(c)                                  The relocation of a Participant’s principal workplace without his or her consent to a location more than 50 miles distant from the location at which the Participant had previously been principally providing services.

2.23                        “Grant Date” means the Investment Date on which a Matching Award is granted.

2.24                        “Investment Date” has the meaning set forth in Section 6.1.

2.25                        “Investment Minimum” has the meaning set forth in Section 6.2.

2.26                        “Investment Period” has the meaning set forth in Section 6.1.

2.27                        “Issuer” means Maple Parent Corp. and any successor in interest thereto.

2.28                        “JAB” means JAB Holding Company S.a.r.l and any successor in interest thereto.

2.29                        “Loan Agreement” means any agreement or other instrument or document evidencing a Stock Purchase Loan.

2.30                        “Matching Award” means a contingent grant of Restricted Stock Units pursuant to Section 7 awarded to a Participant in respect of a purchase of Shares under the Plan.

2.31                        “Matching Award Agreement” means any agreement or other instrument or document evidencing a Matching Award.

2.32                        “Matured Shares” means Shares that a Participant has acquired through the vesting of Restricted Stock Units or the purchase of shares which, at the relevant date, the Participant has held for a minimum of six months and one day (or such greater or lesser period as the Committee may determine from time to time).

2.33                        “Parent” means Maple Parent Holdings Corp. and any successor thereto.

2.34                        “Parent Board” means the Board of Directors of the Parent.

2.35                        “Participant” means any Eligible Employee or Director who holds Purchased Stock.

2.36                        “Participant Permitted Transferee” means the Participant’s spouse, the Participant’s lineal descendants and/or any trust the beneficiaries of which consist only of the Participant, the Participant’s spouse and/or the Participant’s lineal descendants, or to a corporation in which the Participant, the Participant’s spouse and/or the Participant’s lineal descendants own 100% of the economic interest.  Without limiting the generality of the foregoing, the Company and the Committee have the unfettered right to prevent further transfer or disposition of any Shares.

2.37                        “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.

2.38                        “Plan” means this Keurig Green Mountain, Inc. Executive Ownership Plan, as amended from time to time.

2.39                        “Publicly Traded” means, with respect to the Common Stock, that the Common Stock shall have been listed or qualified to trade on a national securities exchange or nationally recognized automated securities quotation system, or the Committee determines that the Common Stock has become actively and regularly traded in an over-the-counter market.

2.40                        “Purchase Price” of Purchased Stock purchased on an Investment Date means the Fair Market Value of such Purchased Stock as of such Investment Date.

2.41                        “Put Right” has the meaning set forth in Section 8.4.

2.42                        “Purchased Stock” means Shares purchased by a Participant pursuant to Section 6.

2.43                        “Restricted Stock Units” means a contingent grant of Shares awarded to a Participant pursuant to Section 7.

2.44                        “Retirement” means, unless the Committee shall specify a different definition with respect to any Participant or any class of Participants which shall be set forth in the applicable Matching Award Agreement, a termination of Service (other than a termination of Service for Cause) after attaining age 60 and having completed at least 5 years of continuous service with the Company and its Affiliates.  For this purpose, years of service shall be based on the period of time elapsed from a Person’s commencement of services with the Company or any of its Affiliates to the date such services terminate, whether due to Retirement, death, Disability or for any other reason.

2.45                        “Section 409A” means Section 409A of the Code and the applicable regulations and other legal authority promulgated thereunder.

2.46                        “Selling Shareholders” has the meaning given that term in Section 8.6(a).

2.47                        “Service” means the provision of services in the capacity of an Employee.  A transfer of Service from the Company to an Affiliate or from an Affiliate to the Company or another Affiliate shall not constitute a termination of Service under the Plan or any Matching Award Agreement.  All determinations regarding Service, including whether any leave of absence is a termination of Service, shall be made by the Committee.  For the avoidance of doubt, a Person who was an Employee, but upon his or her termination of employment with the Company or an Affiliate, becomes or continues to serve as a member of the Board or the board of directors of an Affiliate shall not be deemed to have had an interruption in Service.

2.48                        “Share” means a share of the Common Stock of the Issuer or such other securities of the Issuer as may be designated by the Committee from time to time.

2.49                        “Specified Termination” means with respect to an Employee (i) a voluntary termination of employment by a Participant for Good Reason or (ii) a termination of a Participant’s Service by the Company and/or each Affiliate for whom the Participant performed Service due to job elimination, a reduction in force or the Participant’s failure to achieve satisfactory performance despite Participant’s good faith efforts to fulfill his or her duties and responsibilities or other circumstances that are not primarily related to the Participant’s malfeasance, nonfeasance, gross negligence, recurring negligence or misconduct in the performance of his or her duties.  For the avoidance of doubt, a termination of a Participant’s Service due to death, Disability or Cause or a voluntary termination of Service by a Participant other than for Good Reason shall not constitute a Specified Termination.

2.50                        “Stock Purchase Agreement” means any agreement or other instrument or document evidencing Purchased Stock.

2.51                        “Stock Purchase Loan” means a loan made by the Company as the lender and the Participant as the borrower, in respect to the purchase of Purchased Stock, subject to the terms and conditions of the accompanying Loan Agreement.

2.52                        “Tag-Along Right” has the meaning given that term in Section 9.7(a).

2.53                        “Transfer Terms” has the meaning given that term in Section 9.7(a).

2.54                        “Underwritten Offering” means an underwritten public offering of the Shares or any other equity capital of the Issuer.

2.55                        “Valuation Announcement Date” means, as of any time that the Common Stock is not Publicly Traded, the date on which the Committee or the Parent Board announces a new determination of Fair Market Value or otherwise establishes the Fair Market Value for purposes of an Investment Period.

2.56                        “Valuation Date” means, as of any time that the Common Stock is not Publicly Traded, any date as of which the Fair Market Value of a Share is determined in reliance upon the opinion of an independent appraiser. It is generally expected that the Committee or the Parent Board shall establish at least two Valuation Dates each calendar year, generally in March and September.

2.57                        “Window Period” shall mean a period specified in advance by the Committee or the Parent Board, which shall not be more than 30 days, following any Valuation Announcement Date; provided, however, that, unless otherwise expressly determined by the Committee or the Parent Board, in no event shall any Window Period extend more than 75 days after the corresponding Valuation Date.

2.58                        “Withholding Tax” means the aggregate federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under the Plan.

SECTION 3
ADMINISTRATION

3.1                               Plan Administration.  The Plan shall be administered by the Committee.

3.2                               Authority of the Committees.  Except as limited by law or the by-laws of the Company, and subject to the provisions of the Plan, the Committee shall have full power, discretion and authority to:  (a) designate the Employees and Directors who shall be eligible to acquire Purchased Stock or receive Matching Awards as of any Investment Date; (b) determine the terms and conditions of Purchased Stock and Matching Awards in a manner consistent with the Plan; (c) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (d) establish, amend or waive rules and regulations for the Plan’s administration; and (e) subject to the provisions of Section 13, amend the terms and conditions applicable to any outstanding Purchased Stock or Matching Award to the extent the amended terms are within the Committee’s authority under the Plan.  Further, the Committee shall make all other determinations that may be necessary or advisable to administer the Plan.  The Committee shall be empowered to make any determinations that are necessary or appropriate for the determination of the Fair Market Value and all other questions related to the process establishing such valuation for purposes of the Plan.  Any power, authority, duty or obligation reserved or assigned to the Committee or the Parent Board pursuant to, or any determination or other judgment made by either the Committee or the Parent Board in the administration of the Plan or the determination of questions of valuation shall be exercised, performed or made by either the Committee or the Parent Board in its sole and absolute discretion.

3.3                               Decisions Binding.  All determinations and decisions made by the Committee, the Parent Board or by a Person or Persons delegated authority by either the Committee or the Parent Board pursuant to the provisions of the Plan shall be final, conclusive and binding on all Persons, including, without limitation, the Company, its shareholders, all Affiliates, Employees, Participants and their estates and beneficiaries, including any Participant Permitted Transferee.

SECTION 4
SHARES SUBJECT TO THE PLAN

4.1                               Available Shares.  The aggregate number of Shares with respect to which Purchased Stock and Matching Awards may be issued or granted under the Plan shall be such number of shares of common stock of the Issuer that, taking into account the shares issuable hereunder and under the Long-Term Incentive Plan (“LTIP”) adopted simultaneously herewith, shall not exceed 4.33% of the fully diluted shares of common stock of the Issuer minus any shares of common stock issued in respect of, subject to or otherwise relating to outstanding awards under the LTIP or pursuant to any other plan, program or arrangement pursuant to which shares of the Issuer may be issued or awards relating to common stock of the Issuer may be made in connection with the performance of services; provided that in calculating the fully diluted shares of common stock of the Issuer available for grant under this Section 4.1, (i) any Shares that were subject to any award that is canceled, terminates, expires, lapses, is settled or is forfeited for any reason, in whole or in part, without the issuance of the Shares related thereto or (ii) any Shares issued pursuant to the terms of the Plan or the LTIP that have been repurchased by the Issuer pursuant to the applicable provisions of the Plan or the LTIP shall not be counted as against such limit on the issuance of Shares under the Plan. Notwithstanding anything else contain in the Plan to the contrary, no Awards may be granted under the Plan after December 31, 2020.

4.2                               Lapsed Shares.  If (i) any Matching Award granted under the Plan is canceled, terminates, expires, lapses, is settled or is forfeited for any reason, in whole or in part, without the issuance of the Shares related thereto or (ii) any Shares issued pursuant to the terms of the Plan are repurchased by the Issuer pursuant to the provisions of Section 9, then any Shares to which such Matching Award relates (or the relevant portion thereof) and any such repurchased shares shall again be available for Purchased Stock purchases or the grant of a Matching Award under the Plan.  Without limiting the generality of the foregoing, upon the settlement of any Matching Award in part in cash to settle the applicable Withholding Tax requirements, the number of Shares corresponding to the portion of the Matching Award settled in cash shall again be available for Purchased Stock purchases or Matching Award grants under the Plan.

4.3                               Adjustments in Authorized Shares.  Subject to the limitations on Shares set forth in Section 4.1, if (i) the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Issuer or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares), (ii) the number of Shares is increased through the payment of a stock dividend or (iii)  there shall occur another comparable event affecting the capitalization of the Issuer (other than the issuance of Shares in exchange for fair value as determined by the Parent Board or the Committee), then the Committee shall substitute for or add to each Share that may become subject to a Matching Award the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be.  For the avoidance of doubt, except as the Committee may otherwise determine to be equitable and appropriate and consistent with the provision, purposes and intent of the Plan, no adjustment in the authorized Shares or in the terms of any outstanding Matching Award shall be made in connection with any issuance of Shares for value, such as in connection with an Underwritten Offering or any other investment of capital in the Issuer or the Company.

4.4                               Sources of Shares Deliverable Under Plan.  Any Shares delivered pursuant to a Purchased Stock purchase or a Matching Award grant may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5
ELIGIBILITY AND PARTICIPATION

5.1                               Eligibility.  Any Eligible Employee or any Director shall be eligible to be designated a Participant.

5.2                               Actual Participation.  The opportunity to invest in Purchased Stock on a given Investment Date shall be limited to Eligible Employees and Directors selected by the Parent Board or the Committee in its sole discretion as eligible to participate in the Plan as of such date.

SECTION 6
PURCHASED STOCK

6.1                               Investment Period.  To the extent that, in any year after 2016, the Committee or the Parent Board shall authorize the purchase hereunder of Purchased Shares it shall establish up to two investment periods, each of which shall be a 30-day period (or such longer or shorter period specified by the Committee) commencing on a Valuation Announcement Date (each such period, an “Investment Period”).  In connection with each Investment Period, the Committee shall establish a date on which the purchase of Purchased Stock during such Investment Period shall take effect (each, an “Investment Date”).

6.2                               Investment in Purchased Stock.  On any Investment Date, a Participant may purchase an aggregate number of Shares of Purchased Stock that is equal to or greater than the Investment Minimum; provided that the Committee may specify that Purchased Stock may be acquired only in such minimum number of shares (or such multiples of shares) as the Committee shall determine.  Notwithstanding the foregoing, in no event shall the aggregate value of Shares of Purchased Stock acquired by any Participant pursuant to the Plan (as measured based on the Fair Market Value thereof on the Investment Date as of which such Purchased Stock is acquired) exceed the Aggregate Investment Limit unless, and solely to the extent that, the Committee shall waive or increase the Aggregate Investment Limit at the request of the Participant or on its own initiative.  For purposes of this Section 6.2, the “Investment Minimum” means (i) the Participant’s annual base salary amount (as in effect on the Investment Date) multiplied by .05 (or such greater or lesser percentage as the Committee shall specify), divided by (ii) the Fair Market Value of a Share on the Investment Date, and the “Aggregate Investment Limit” means the product of (x) 10 (or such lesser multiple as the Committee shall specify as to any or all Participants) and (y) the Participant’s annual base salary at the rate in effect on the applicable Investment Date or, in the case of any Director, the rate of annual base salary payable to the person serving as the Company’s Chief Executive

Officer (or, if on such date there is no Chief Executive Officer, the person otherwise serving as the Company’s principal executive officer) on such Investment Date.

6.3                               Investment Procedure.  To purchase Purchased Stock on an Investment Date, a Participant must satisfy the following conditions:

(a)                                 The Participant must execute, on or before the Investment Date, a Stock Purchase Agreement, in such written or electronic form as the Committee shall designate, specifying the number of Shares of Purchased Stock he or she elects to purchase.  The Participant may by written notice to the Committee revoke his or her election at any time prior to the Investment Date.

(b)                                 If the Participant is offered the opportunity to finance, in whole or in part, the purchase of Purchased Shares as of any Investment Date using a Stock Purchase Loan and elects to enter into such Stock Purchase Loan, the Participant must execute, on or before the Investment Date, a Loan Agreement, in such written or electronic form as the Committee shall designate.

(c)                                  The Participant must deliver to the Committee on or before the Investment Date payment, in cash or cash equivalents, of the Purchase Price for the Purchased Stock.

(d)                                 Subject to the terms and conditions of any applicable Loan Agreement, in the event of an Underwritten Offering of the Shares, the Company has the right to require each of the Participants whose Stock Purchase Loan has not been repaid in full to tender to the Company for purchase at Fair Market Value such amount of Shares as the Company believes will make the Stock Purchase Loan no longer outstanding.

6.4                               Dividends and Other Distributions.  The Participant shall be entitled to receive any regular cash dividends and other cash distributions that may be declared and payable from time to time on the Shares of Purchased Stock on the same terms and at the same times as other holders of Shares.

SECTION 7
MATCHING AWARDS

7.1                               Grant of Matching Awards.

(a)                                 Grant.  The Committee shall specify as to each Investment Date the Participants, if any, who shall receive a grant of a Matching Award in respect of the purchase of Purchased Stock on such Investment Date and any conditions required to be met to receive such a Matching Award.

(b)                                 Number of Shares.  If the Committee grants a Matching Award, the Committee shall determine the number of Shares subject to a Matching Award.  In no event, however, may the number of Shares subject to a Matching Award exceed the number of Purchased Shares giving rise to such Matching Award.

(c)                                  Vesting.  Except as otherwise provided in Section 7.3, the Matching Award shall become fully vested on the 54-month anniversary of the Investment Date or such other date or dates as may be specified by the Committee.

(d)                                 Forfeiture.  Unless the Committee shall otherwise specify, if, and to the extent any of the Shares of Purchased Stock are sold, transferred or otherwise disposed of by a Participant for any reason, the Matching Award (to the extent then-unvested) that was granted in respect of such Shares of Purchased Stock shall be forfeited.

(e)                                  Aggregate Match.  Notwithstanding the foregoing provisions of this Section 7.1, in no event shall a Matching Award be granted to a Participant at any Investment Date which would result in such Participant having received in the aggregate (taking into account all prior Matching Awards) the opportunity to receive Shares pursuant to Matching Awards having a Fair Market Value (measured at the Grant Date for each such Matching Award) greater than the Participant’s Aggregate Matching Limit.

7.2                               Matching Award Agreement.  Each Matching Award grant shall be evidenced by a Matching Award Agreement setting forth the number of Shares to which the Matching Award pertains and such terms not inconsistent with the Plan as the Committee determines.

7.3                               Termination of Service.  Except as otherwise provided in a Matching Award Agreement:

(a)                                 Death or Disability.  In the event a Participant’s Service terminates by reason of death or Disability, the portion of any Restricted Stock Units held by such Participant which has not theretofore become vested shall immediately become vested.

(b)                                 Retirement or Specified Termination.  In the event a Participant’s Service terminates by reason of Retirement or, if so specified in the Participant’s Matching Award Agreement, a Specified Termination, on such date of termination, any Matching Award granted to such Participant shall become vested, on a pro-rated basis, such that the aggregate number of Shares in respect of such Matching Award in which such Participant shall become vested shall be equal to the number of Restricted Stock Units subject to such Matching Award times the Applicable Fraction.

(c)                                  Cause.  Notwithstanding anything else contained in the Plan to the contrary, if the Participant’s service with the Company and its Affiliates is terminated for Cause, any Restricted Stock Units held by the Participant, whether or not vested, shall be forfeited in their entirety as of such termination.

(d)                                 Other Terminations. In the event a Participant’s Service terminates other than by reason of death, Disability, Retirement, Cause or, if so specified in the Participant’s Matching Award Agreement, a Specified Termination, any unvested portion of the Participant’s Restricted Stock Units as of the date of termination shall be forfeited and canceled on the date of termination.

(e)                                  Committee Power to Accelerate.  Notwithstanding the foregoing, the Committee may accelerate the vesting of all or a portion of a Matching Award at any time.

7.4                               Nontransferability of Matching Award.  No Matching Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than to a Designated Beneficiary pursuant to Section 10.1.  The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with the evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

7.5                               Dividend Equivalents.  Except to the extent that (i) the Committee shall otherwise specify at the Grant Date or (ii) an adjustment shall be deemed to be necessary or appropriate pursuant to Section 13.2 by reason of an extraordinary dividend (within the meaning of Section 424(a) of the Code and the regulations thereunder) or a dividend payable in stock or other property, no dividend equivalents shall be payable or credited in connection with any Restricted Stock Units.

7.6                               Change in Control.  In the event of a Change in Control, any outstanding Restricted Stock Units shall become vested and payable to the extent, and subject to the conditions, provided in Section 8.

7.7                               Settlement.  If the Shares are Publicly Traded on or prior to the date at which Restricted Stock Units vest, the Shares related to such vested Restricted Stock Units shall be delivered promptly (and in all events within 60 days) following the date such Restricted Stock Units have become vested, unless such Restricted Stock Units are deferred compensation subject to Section 409A of the Code and were at any time potentially payable in accordance with the immediately following sentence. If Restricted Stock Units vest at any time that the Shares are not Publicly Traded, such Restricted Stock Units shall be settled during the first Window Period coincident with or next following the earliest date at which Restricted Stock Units become vested (but, with respect to any Restricted Stock Units that are not deferred compensation subject to Section 409A of the Code by reason of being short-term deferral, in no event later than the March 15 of the calendar year immediately following the year in which such Restricted Stock Units become vested).  Any Restricted Stock Units that are deferred compensation subject to Section 409A of the Code and which were granted at a time that the Shares were not Publicly Traded shall be delivered at the time that they would have been delivered pursuant to the immediately preceding sentence, regardless of whether the Shares are Publicly Traded at the date of settlement, and assuming that there are always two Valuation Dates each year, as of March 31 and as of September 30.

7.8                               Other Conditions.  The Committee may impose such other conditions and restrictions on any Matching Award as it deems advisable and sets forth in the Matching Award Agreement, including, without limitation, vesting restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual) or continued Service, and/or restrictions under applicable federal or state securities laws.  The Committee may provide that restrictions established under this Section 7.8 as to any given Matching Award will lapse all at once or in installments.

7.9                               Participant to Have No Rights as a Shareholder.  Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares underlying any Restricted Stock Units, the Participant will have no rights as a shareholder with respect to those Shares.

SECTION 8
CHANGE IN CONTROL

8.1                               Double Trigger Protection Upon a Change in Control.  In the event of a Change in Control, unless otherwise determined by the Committee prior to the occurrence of a Change in Control, the Company shall take all actions necessary or appropriate to assure that each Matching Award outstanding under the Plan shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by the entity for which the Participant will be performing Service immediately following the Change in Control (or the parent or a subsidiary of such entity); provided that any such Alternative Award must provide that if the Participant’s Service is terminated upon or following such Change in Control by the Company other than for Cause or by the Participant for Good Reason within 24 months following the Change in Control, the Participant’s rights under each such Alternative Award shall become fully vested and payable, in accordance with its otherwise applicable terms (including, without limitation, provisions similar to Section 8.4 hereof).  In addition, and such Alternative Award must:

(i) provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Matching Award, including, but not limited to, an identical or better vesting schedule and identical or better timing and methods of payment (including all provisions applicable in respect of such Matching Award that provide for accelerated vesting); and

(ii) have substantially equivalent economic value to such Matching Award (as determined by the Committee as constituted immediately prior to the Change in Control).

8.2                               Accelerated Vesting and Payment.  Notwithstanding the provisions of Section 8.1, the Committee may otherwise determine that, upon the occurrence of a Change in Control, each outstanding Matching Award (or any class of Matching Awards) shall become vested and shall be immediately payable in Shares (or, if so directed by the Committee, cash in an amount equal to the Fair Market Value of the Shares that would otherwise have been deliverable to the Participant).

8.3                               Deferred Compensation Subject to Section 409A.  Notwithstanding the foregoing provisions of this Section 8, any Restricted Stock Units held by a Participant who is or will become eligible for Retirement prior to the date that such Matching Award would otherwise vest in accordance with the terms thereof (“Retirement Eligible Units”) shall not become payable at the time specified under the provisions of Section 8.1 or 8.2.  Instead, to the extent that any such Retirement Eligible Units become vested in accordance with the terms of the Plan (including Section 8.1 or 8.2 hereof) or the applicable Matching Award Agreement, such

Restricted Stock Units shall be payable at the time that they would otherwise have been payable without regard to the occurrence of a Change in Control.

8.4                               Provisions Related to Golden Parachute Excise Tax.

(a)                                 Change in Control When the Shares are Not Publicly Traded.  Notwithstanding anything to the contrary contained in the Plan, to the extent that, upon a Change in Control prior to the time at which the Shares have become Publicly Traded, any of the payments and benefits provided for under the Plan, any Matching Award Agreement or any other agreement or arrangement between the Company or any of its Affiliates and a Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”).  If, upon a Change in Control prior to the time at which the Shares have become Publicly Traded, the Parachute Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to this Section 8.4(a) could be paid without the loss of a deduction under Section 280G of the Code if the shareholder approval exception to treatment as a Parachute Payment can be and is satisfied, then the Company shall use its reasonable best efforts to cause such Parachute Payments to be submitted for such approval in accordance with Section 280G(b)(5)(B) prior to the Change in Control giving rise to such Parachute Payments. If such approval is received, any reduction or forfeiture pursuant to the Section 8.4(a) shall be reversed, and the subject amount shall be payable to the Participant without regard to this Section 8.4.

(b)                                 Change in Control When the Shares are Publicly Traded.  If upon a Change in Control occurring at any time that the Shares are Publicly Traded, any Payments would constitute Parachute Payments, then, if and solely to the extent that reducing the benefits payable hereunder would result in the Participant receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by the Participant do not exceed the Safe Harbor Amount.

(c)                                  Order of Reduction in Payments.  Any reduction in the amount of compensation or benefits effected pursuant to this Section 8.4 shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to the Participant, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to the Participant.

8.5                               Suspension of Matching Awards Pending Consummation of a Change in Control.  In the event that a Participant’s Service is terminated by the Company other than for Cause following the execution of an agreement, the consummation of which would constitute a Change in Control, but prior to the consummation of such agreement, then, notwithstanding the provisions of Section 7.3 (or any corresponding provision of any underlying Matching Award Agreement), any portion of the Matching Awards held by such Participant that are not vested or exercisable at the date of such termination shall not be forfeited as of such date (except to the extent provided in this Section 8.5).  Instead, such Matching Awards shall be suspended and remain outstanding until the consummation of such agreement, in which case they will be treated in the same manner as Matching Awards held by other similarly situated Participants pursuant to this Section 8 and, for purposes of applying the provisions of Section 8.2 or 8.3, the Participant shall be treated as if the Participant’s termination of employment by the Company without Cause occurred immediately following the Change in Control. If such agreement is terminated without being consummated, or otherwise fails to be consummated within 180 days following its execution, then the unvested Matching Awards held by a Participant described in this Section 8.5 shall be deemed to have been forfeited as of the date of such Participant’s termination of employment.  For the avoidance of doubt, if any Matching Awards subject to this Section 8.5 do not become vested in accordance with this Section 8.5, they shall for all purposes of this Plan and any underlying Matching Award Agreement be treated as though they had been forfeited at the date of the Participant’s termination and as though this Section 8.5 did not apply.

SECTION 9
SHARE RESTRICTIONS AND PURCHASE AND SALE RIGHTS

9.1                               Restrictions.

(a)                                 In General.  The Committee may impose such restrictions on any Shares as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws.

(b)                                 Nontransferability.  Shares acquired pursuant to the Plan, whether through the purchase of Purchased Stock or the vesting of a Matching Award, cannot be sold, exchanged, conveyed or in any way transferred other than (i) to the Company or the Issuer, (ii) by will or the laws of descent and distribution, (iii) pursuant to the exercise of a Tag-Along Right or Drag-Along Right or (iv) to a Participant Permitted Transferee.  Any Shares sold, exchanged, conveyed or in any way transferred pursuant to subsection (ii) or (iv) hereof may only be sold, exchanged, conveyed or in any way transferred by the transferee in accordance with this Section 9.1(b) and shall be subject in all respects to the terms of the Plan.  For any such transfer to be effective, the Participant Permitted Transferee or other recipient of any Shares shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of by the Participant Permitted Transferee or other transferee of the terms and conditions of the Plan and the Stock Purchase Agreement or Matching Award Agreement applicable to the Participant.  For the avoidance of doubt, any transfer to a Participant Permitted Transferee shall provide such Transferee the rights that were available to the Participant (and in event any rights greater than were available to the

Participant), and all restrictions on and obligations of the Participant with respect to the transferred Shares or Matching Award shall continue to be applicable with the respect to such Shares or Matching Award, with all conditions related to Service continuing to be determined based on the Service of the Participant.

(c)                                  Irrevocable Proxy.  As a condition to receiving any Shares or Matching Award hereunder, the Committee may at any time (including, without limitation, after the date the Shares are transferred to the Participant) require that a Participant execute an irrevocable proxy in favor of such Person(s) as the Committee shall specify, in such form as the Committee shall prescribe.

(d)                                 Limitation of Restrictions and Rights.  The provisions of Sections 9.1(b), 9.1(c), 9.4, 9.5, 9.7 and 9.8 shall cease to apply at any time that the Shares are Publicly Traded.

9.2                               Additional Conditions of Transfer.  The Issuer shall not be required (i) to transfer on its books any Shares that have been sold or transferred or (ii) to treat as owner of such Shares, to accord the right to vote as such owner or to pay dividends to, any transferee to whom such Shares have been transferred in violation of the Plan or any Matching Award Agreement.

9.3                               Legend.  If certificated, each certificate evidencing Shares and each certificate issued in exchange for or upon the transfer of any Shares shall be stamped or otherwise imprinted with such legend as the Committee requires.

9.4                               Participant’s Put Right.

(a)                                 In Service.  A Participant shall have the right to require the Issuer to purchase any Shares that are Purchased Stock at their then Fair Market Value in any Window Period so long as, at the date of such purchase, the Shares of Purchased Stock being put to the Issuer for purchase are Matured Shares. Commencing with the first Window Period following the fifth anniversary of the Investment Date in respect of which a Matching Award is granted, a Participant shall have the right to require the Issuer to purchase during such Window Period or any subsequent Window Period any or all of his Shares that relate to such Matching Award and that are Matured Shares, at their then Fair Market Value.

(b)                                 Following Termination of Service.  If a Participant’s service with the Company and its Affiliates terminates due to death, Disability, Retirement or, if so specified in the Participant’s Matching Award Agreement, a Specified Termination, the Participant can require the Issuer to purchase any or all of his Matured Shares (regardless of whether Purchased Stock or related to a Matching Award) by delivery of a put notice during any Window Period occurring immediately following any of the three Valuation Dates coincident with or next following the date of the Participant’s separation from Service.  If a Participant’s Service with the Company and its Affiliates terminates for any other reason than one specified in the immediately preceding sentence, the Participant can require the Issuer to purchase any or all of his Matured Shares (regardless of whether Purchased stock or related to a Matching Award) by delivery of a put notice during the Window Period occurring immediately following the Valuation Date coincident with or next following the date of the Participant’s separation from Service or, to the extent that any Shares held by such person at such time are not Matured Shares, in the first Window Period in which the Shares are Matured Shares.  If the Participant’s Service with the Company and its Affiliates is terminated for Cause, then the put price shall be an amount equal to the lower of (i) the Participant’s cost and (ii) the Fair Market Value determined as of the applicable Valuation Date.  For this purpose, cost with respect to Shares issued upon settlement of Restricted Stock Units will mean the value included in the Participant’s income at the time the corresponding Shares were distributed or issued to the Participant.  In all other cases, the put right shall be at the Fair Market Value determined at the applicable Valuation Date.

9.5                               Call Right Following Termination of Service.  The Issuer shall have the right to repurchase (i.e., “call”) from the Participant, and, if such right shall be exercised, the Participant shall sell to the Issuer, all of the Participant’s Matured Shares during the Window Period immediately following either of the next two Valuation Dates following the date the Participant’s service with the Company and its Affiliates terminates (or, if later, the first Valuation Date occurring more than six months after the date the Participant exercises his vested Options).  If the Participant’s Service with the Company and its Affiliates is terminated for Cause, then the call price shall be an amount equal to the lower of (i) the Participant’s cost and (ii) the Fair Market Value determined as of the applicable Valuation Date.  For this purpose, cost with respect to Shares issued upon settlement of Restricted Stock Units will mean the value included in the Participant’s income at the time the corresponding Shares were distributed or issued to the Participant.  In all other cases, the call right shall be at the Fair Market Value determined at the applicable Valuation Date.

9.6                               Payment of Purchase Price upon Put or Call.

(a)                                 General Rule.  Except as otherwise provided herein, the purchase price in respect of the exercise of any put right pursuant to Section 9.4 or call pursuant to Section 9.5 shall be payable in a single lump sum in cash within 30 days of the date such right is exercised.

(b)                                 Limitation of Cash Payments.  Notwithstanding the put and call rights specified in Sections 9.4 and 9.5, nor the provisions of Section 9.6(a), no put or call may be exercised if doing so at such time would cause the Issuer or the Company to be in breach of any provision of any financing agreement.  If any such put or call right can be exercised without a breach so long as the consideration paid for the stock is in the form of a promissory note (rather than cash), the put or call shall be effected for a promissory note (with interest at a rate consistent with then prevailing interest rates, as determined by the Committee, but in no event less than the then prevailing applicable federal rate) payable when, and to the extent, that cash payments can be made without the occurrence of such a breach.  If a promissory note cannot be used without a breach, the put or call right will be suspended and be eligible to be exercised during the Window Period  immediately following the first Valuation Date at which it can be exercised (for cash or for a promissory note) without breaching any such financing agreement.

(c)                                  Alternative Means of Payment. The Company may elect either to suspend any put right and/or to pay the proceeds payable upon the exercise of any put or call via a promissory note (with interest at the then prevailing applicable federal rate) if the total cash payable in respect of all puts and calls occurring during the current Window Period, together with any puts and calls exercised during any prior Window Period that the Committee specifies shall be included in determining whether the aggregate cap is exceeded, would exceed $100,000,000 (or such greater or lesser dollar amount that the Committee shall specify from time to time, provided that any change to reduce the amount available shall be decided in the year prior to the year in which it becomes effective).  If this cap is exceeded (or any comparable cap applicable under a financing agreement), any cash available with respect to such Window Period date shall be applied in the following order of priority:

1)                                     to satisfy any promissory note previously issued in connection with the redemption or repurchase or any Shares;

2)                                     to satisfy any put exercised following a Participant’s death, Disability, Retirement or, if so specified in the Participant’s Matching Award Agreement, Specified Termination;

3)                                     to satisfy any call exercised following a termination of Service; and

4)                                     to satisfy any in Service put.

If there is not sufficient cash to satisfy all claims in the same order of priority, then the available cash will be applied pro-rata to all claims in the same priority category, based on the gross amounts owed.

9.7                               Tag-Along Right.

(a)                                 If one or more shareholders of the Issuer (the “Selling Shareholders”) propose to transfer securities in the Issuer in a transaction that, if consummated, would constitute a Change in Control, a Participant will have the right (the “Tag-Along Right”) to require the proposed acquirer to purchase from the Participant the same proportion of the Participant’s Shares as the proportion that the value of the securities in the Company being transferred by the Selling Shareholders pursuant to the Change in Control bears to the value of all of the securities in the Company held by the Selling Shareholders.  Any Shares purchased from a Participant pursuant to this Section 9.7 shall be paid for at a price based upon and proportional to the price offered to the Selling Shareholders for their securities of the same class, and upon the same terms and conditions (the “Transfer Terms”) as such proposed transfer by the Selling Shareholders.

(b)                                 The Selling Shareholders shall promptly notify a Participant in writing in the event they propose to make a transfer giving rise to the Tag-Along Right, and shall furnish the Participant with the Transfer Terms and a copy of any written offer or agreement pertaining thereto.  The Tag-Along Right may be exercised by any Participant by delivery of a written notice (the “Tag-Along Notice”) to each Selling Shareholder proposing to sell securities of the Issuer within fifteen (15) days following its receipt of such notice from such Selling Shareholder.  The Tag-Along Notice shall state the name and address of the proposed purchaser, the number of Shares that such Participant proposes to include in such transfer to the proposed purchaser and a computation of the purchase price applicable to such Participant.  In the event the proposed purchaser does not purchase the specified amount of Shares from the Participant on the Transfer Terms, and subject to the same terms and conditions as are applicable to the Selling Shareholders in such transaction, then the Selling Shareholders shall not be permitted to sell any securities of the Issuer to the proposed purchaser in the proposed transfer.

9.8                               Drag-Along Right.

(a)                                 If one or more Selling Shareholders propose to transfer securities in the Issuer in a transaction that, if consummated, would constitute a Change in Control, the Selling Shareholders will have the right (the “Drag-Along Right”) to require a Participant to tender for purchase any Shares then held by the Participant for the same consideration as applies to the beneficial owners of the Issuer’s outstanding Shares.  Any Shares purchased from a Participant pursuant to this Section 9.8 shall be paid for at a price based upon and proportional to the price offered to the Selling Shareholders for their securities of the same class, and upon the same terms and conditions as such proposed transfer by the Selling Shareholders.

(b)                                 If the Selling Shareholders elect to exercise the Drag-Along Right, then they shall so notify the Participant in writing (the “Drag-Along Notice”).  The Drag-Along Notice shall set forth the name and address of the proposed purchaser, the proposed amount and form of consideration and other Transfer Terms offered by the proposed purchaser, the aggregate securities proposed to be purchased by such purchaser, and the price applicable to the Participant.

(c)                                  All transfers of Shares pursuant to the Drag-Along Right shall be effected within thirty (30) days after the date of the Drag-Along Notice.  Upon the receipt of a Drag-Along Notice, a Participant shall be entitled and obligated to transfer his or her Shares to the proposed purchaser on terms consistent with the Transfer Terms; provided, however, that neither the Selling Shareholders nor the Participant shall consummate the sale of any Shares or other securities in the Issuer if the proposed purchaser does not purchase all Shares and other securities of the Issuer which the Selling Shareholders and the Participant are entitled or obligated to transfer pursuant hereto.

SECTION 10
BENEFICIARY DESIGNATION

10.1                        Subject to the written consent of the Participant’s spouse, if any, each Participant may, from time to time, name any Designated Beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case the Participant should die before receiving any or all of his or her benefits under the Plan.  Each beneficiary designation shall revoke all prior designations by the same Participant, must be in a form prescribed by the Issuer and must be made during the Participant’s lifetime.  If a Designated Beneficiary predeceases the Participant or no beneficiary has been designated, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

SECTION 11
BREACH OF RESTRICTIVE COVENANTS

11.1                        Subject to the provisions of applicable law, a Stock Purchase Agreement or Matching Award Agreement may provide that if the Participant breaches, whether during or after termination of Service, a nonsolicitation, noncompetition, confidentiality, or other restrictive covenant by which he or she is bound, then in addition to any other penalties or restrictions that may apply under any such agreement, state law, or otherwise, the Participant shall forfeit:

(a)                                 Any Purchased Stock or vested or unvested Matching Awards held by him or her; and

(b)                                 The Fair Market Value, as determined on the vesting date, of any Purchased Stock that vested within the six-month period immediately preceding the Participant’s termination of Service.

SECTION 12
RIGHTS OF PARTICIPANTS

12.1                        Service.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s Service at any time, or confer upon any Participant any right to continue in the Service of the Company or any Affiliate.  The purchase of Purchased Stock or the grant of a Matching Award under the Plan shall not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

12.2                        Participation.  No Employee shall have the right to purchase Purchased Stock under the Plan, or, having received Purchased Stock, to purchase Purchased Stock in the future.

SECTION 13
AMENDMENT OR TERMINATION, ADJUSTMENTS TO AWARDS

13.1                        Amendment, Modification and Termination.  The Parent Board may at any time and from time to time alter, amend, modify or terminate the Plan in whole or in part, without the approval of the Company’s shareholders, except to the extent such approval is required by law.  Notwithstanding the immediately preceding sentence, the limitation on the number of shares of common stock that may be granted, or with respect to which awards may be issued, under this Plan and the temporal limit on when grants may be made hereunder, in each case set forth in Section 4.1, may not be amended by the Parent Board without the consent of the Parent Board members elected by the shareholders of the Parent holding its Class B shares.

Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Purchased Stock or Matching Awards under the Plan, or accept the surrender of outstanding Matching Awards and grant new Matching Awards in substitution of them, in order to comply with the requirements of applicable law or otherwise.  Notwithstanding the foregoing, no modification of Purchased Stock or Matching Awards shall, without the prior written consent of the Participant, materially alter or impair any rights or obligations under any Purchased Stock or Matching Awards already granted under the Plan, except such an amendment made to comply with the requirements of applicable law.

13.2                        Adjustments Upon the Occurrence of Certain Events.

(a)                                 In General.  Subject to the limitations on Shares set forth in Section 4.1, if the Shares, as currently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether because of a merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares, or otherwise, but not including an Underwritten Offering or other capital infusion from any source) or if the number of Shares is increased through the payment of a stock dividend, then the Committee shall substitute for or add to each Share underlying a Matching Award the number and kind of shares of stock or other securities into which each outstanding Share was changed, for which each such Share was exchanged, or to which each such Share is entitled, as the case may be, which shares or other securities shall be subject to the same terms and conditions as the underlying Matching Award.

(b)                                 Reciprocal Transactions.  Subject to the limitations on Shares set forth in Section 4.1, the Committee may, but shall not be obligated to, make an appropriate and proportionate adjustment to a Matching Award, and/or grant an additional Matching Award to the holder of any outstanding Matching Award, to compensate for the diminution in the intrinsic value of the Shares resulting from any reciprocal transaction.

(c)                                  Certain Unusual or Nonrecurring Events.  Subject to the limitations on Shares set forth in Section 4.1, in recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations, or accounting principles, and, whenever the Committee determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee may, using reasonable care, make adjustments in the terms and conditions of Matching Awards or Purchased Stock.

(d)                                 Notice.  The Committee shall give notice of any adjustment to each affected Participant and the adjustment (whether or not such notice is given) shall be effective and binding for all Plan purposes.

(e)                                  Section 409A.  Notwithstanding any provision herein to the contrary, no adjustment shall be made under this Section 13.2 to the extent it would give rise to adverse tax consequences under Section 409A.

13.3                        Fractional Shares.  Fractional Shares, whether resulting from any adjustment in Matching Awards or Purchased Stock pursuant to Section 13.2 or otherwise, may be settled in cash or otherwise as the Committee determines.

SECTION 14
MISCELLANEOUS PROVISIONS

14.1                        Tax Withholding.  The Issuer or the Company shall have the right to deduct or withhold, or require a Participant to remit to the Company, an amount (either in cash or Shares) sufficient to satisfy any Withholding Tax.  In the event that any such Withholding Tax shall be satisfied by withholding shares otherwise deliverable upon the vesting of any Matching Award, such Withholding Tax shall be effected on the basis of the minimum statutory withholding required at law (even if the expected tax liability of the Participant in respect of the Matching Award would be greater than such minimum required withholding), unless full withholding can be effected without adverse financial accounting consequences to the Parent, Issuer or the Company.  In all other cases, the Issuer or the Company shall determine the Withholding Tax pursuant to any method permissible under applicable law.

14.2                        Successors.  All obligations of the Issuer or the Company under the Plan or any Stock Purchase Agreement or Matching Award Agreement shall be binding on any successor to the Issuer or the Company, as applicable, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the Issuer’s or the Company’s stock, or a merger or consolidation, or otherwise.

14.3                        Continued Effect of Matching Award Agreement.  To the extent that the Plan or a Participant’s Matching Award Agreement contain provisions that are intended to have effect after the date(s) as of which the Participant’s rights in respect to the underlying Matching Award become vested (including, but not limited to, following the date of the Participant’s termination of Service), such Matching Award and any Shares issued in respect of such Matching Award shall continue to be subject to the terms of the Plan and the applicable Matching Award Agreement.

14.4                        Legal Construction.

(a)                                 Number.  Except where otherwise indicated by the context, any plural term used in the Plan includes the singular and any singular term includes the plural.

(b)                                 Severability.  If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(c)                                  Termination of Service.  As used in the Plan, the phrase “termination of Service” and similar terms means a “separation from service” within the meaning of Section 409A.

14.5                        Business Day.  In the event the day prescribed for the performance of any act under the Plan, or deadline by which such act must be performed, shall fall on a day other than a Business

Day, such day or deadline shall be extended until the close of business on the next succeeding Business Day.

14.6                        Requirements of Law.  The purchase of Purchased Stock, the granting of Matching Awards, the issuance of Shares, and the payment of cash under the Plan shall be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies or national securities exchanges as may be required.

14.7                        Rights of a Shareholder.  A Participant shall not be, nor shall a Participant have any of the rights and privileges of, a shareholder until certificates for the underlying Shares of Purchased Stock have been issued.

14.8                        Securities Law Compliance.

(a)                                 As to any individual who is, on the relevant date, an officer, director or greater than 10% percent beneficial owner of any class of the Issuer’s or the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule.  To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

(b)                                 To the extent the Committee deems it necessary, appropriate or desirable to comply with state securities laws or practice and to further the purposes of the Plan, the Committee may, without amending the Plan, (i) establish rules applicable to Purchased Stock or Matching Awards granted to Participants, including rules that differ from those set forth in the Plan, and (ii) grant Purchased Stock or Matching Awards to such Participants in accordance with those rules that would require the application of the securities laws of any state.

14.9                        Data Protection.  By accepting the opportunity to purchase Purchased Shares and to become eligible for a Matching Award, a Participant shall agree to permit the Company, the Parent, the Issuer and their respective affiliates to process personal data and sensitive personal data about the Participant in connection with the Plan. Such data includes, but is not limited to, the information provided in the Participant’s grant documents and any changes thereto, other appropriate personal and financial data, and information about the Participant’s participation in the Plan and shares granted under the Plan from time to time (collectively, “Personal Data”). A Participant consents to each and any of the Company, the Parent, the Issuer and their respective affiliates processing and transferring any Personal Data outside the country in which the Participant works or is employed to the United States and any other third countries. The legal persons for whom Personal Data is intended include the Company, the Parent, the Issuer and their respective affiliates, the Committee and the Parent Board, any administrator selected from time to time to administer the Plan, and any other person or entity that the Company, the Committee or the Parent Board involves in the administration of the Plan. Each of the Company, the Parent, the Issuer and their respective affiliates will take all reasonable measures to keep Personal Data confidential and accurate.  A Participant can access and correct their Personal Data by contacting their human resources representative.  By accepting participation in the Plan, a Participant agrees and acknowledges that the transfer of information is important to the administration of the Plan and failure to consent to the transmission of that information may limit his or her ability to participate in the Plan.

14.10                 Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments or deliveries of Shares not yet made to a Participant by the Issuer, the Participant’s rights are no greater than those of a general creditor of the Issuer.  The Committee may authorize the establishment of trusts or other arrangements to meet the obligations created under the Plan, so long as the arrangement does not cause the Plan to lose its legal status as an unfunded plan.

14.11                 Non-U.S. Based Employee.  Notwithstanding any other provision of the Plan to the contrary, the Committee may make awards to Employees who are not citizens or residents of the United States, or to Employees outside the United States, on terms and conditions that are different from those specified in the Plan as may, in the Committee’s judgment, be necessary or desirable to foster and promote achievement of the Plan’s purposes.  In furtherance of such purposes, the Committee may, without amending the Plan, establish or modify rules, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company operates or has employees.

14.12                 Governing Law.  To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.